Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Reports 2010 Third Quarter Results

Net sales and EPS increase for third consecutive quarter;
Continued double-digit organic sales growth;
Company generated $30.2 million of cash from operations year to date;
Full year earnings per share guidance raised

MINNEAPOLIS, October 26, 2010—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, healthier world, today reported net earnings of $7.5 million, or $0.39 per diluted share, on net sales of $168.6 million for the third quarter ended September 30, 2010. In the 2009 third quarter, Tennant reported net earnings of $5.8 million, or $0.31 per diluted share, on net sales of $154.4 million. The company’s performance for the 2010 third quarter also improved sequentially from the 2010 second quarter’s net earnings of $6.2 million, or $0.32 per diluted share, on net sales of $166.1 million.
Both the 2010 and 2009 third quarters were affected by special items. Favorable discrete tax items added $0.2 million, or $0.01 per diluted share, to earnings in the 2010 period, and contributed $0.8 million, or $0.04 per diluted share, in the comparable 2009 quarter.
Commented Chris Killingstad, Tennant Company’s president and chief executive officer: “We are very pleased to report Tennant’s third consecutive quarter of sequential sales and earnings gains. The company continued to experience increased demand in the Americas and Asia Pacific regions. Contributing to the solid quarterly results were record sales of scrubbers equipped with our ec-H2O™ chemical-free cleaning technology, which exceeded our expectations. The company also benefited in the quarter from operating efficiencies.”
Added Killingstad: “Our continued focus on tight spending controls is supporting our planned investments in research and development, in order to extend the ec-H2O platform to new applications and markets. Tennant is an industry innovation leader in chemical-free cleaning and we remain committed to pursuing exciting new growth opportunities.”
Tennant generated $30.2 million in cash from operations in the first nine months of 2010 versus $58.4 million in the first nine months of 2009. At September 30, 2010, the company’s total cash was $33.7 million compared to $13.9 million a year ago. Total debt declined to $31.8 million from $43.4 million at the end of the prior year quarter.

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Page 2—Tennant Company Reports 2010 Third Quarter Results

ec-H2O Technology
During the 2010 third quarter, Tennant generated further marketplace momentum with its breakthrough ec-H2O chemical-free cleaning technology, which converts plain tap water into a powerful cleaning agent without any added chemicals. In addition to being environmentally friendly, it offers customers significant cost savings and benefits, including greater productivity and worker safety. Tennant extended ec-H2O to three large rider scrubbers in the first half of 2010. There are now six walk-behind and nine rider scrubbers equipped with this technology.
“We are gaining significant sales traction on scrubbers equipped with ec-H2O, with record sales in the 2010 third quarter bringing our year to date sales to $63 million. As a result, we now expect full year sales of scrubbers with ec-H2O to be in the range of $90 million to $100 million,” said Killingstad. “Additionally, we believe this technology is potentially relevant to a vast array of other applications that offer significant growth opportunities. Through our Orbio Technologies Group, we are focused on leveraging the ec-H2O platform to create and deliver sustainable cleaning solutions to Tennant’s existing and new markets. We anticipate launching our first Orbio new product in the first half of 2011.”
Tennant’s sales of new products introduced in the past three years generated approximately 46 percent of equipment sales during the 2010 third quarter and approximately 40 percent year to date. This compares favorably to the company’s ongoing goal of 30 percent. To continue to gain market share through innovative new products, the company expects to maintain its spending on research and development within the targeted range of 3 percent to 4 percent of annual net sales.

Operating Review
Tennant’s consolidated net sales of $168.6 million for the 2010 third quarter increased 9.2 percent compared to the 2009 third quarter. The growth was primarily driven by sales of Industrial equipment in the Americas and continued strong sales of scrubbers equipped with ec-H2O technology. The 2010 third quarter consolidated net sales grew sequentially from $166.1 million in the 2010 second quarter and $150.1 million in the 2010 first quarter. Unfavorable foreign currency exchange effects reduced consolidated net sales by approximately 1.5 percent for the 2010 third quarter.
For the third consecutive quarter, Tennant posted double-digit organic sales gains, which exclude the impact of foreign currency. Organic sales growth was approximately 10.7 percent in the 2010 third quarter, 12.3 percent in the 2010 second quarter and 11.7 percent in the 2010 first quarter. Organic sales rose approximately 16.0 percent in the Americas and 29.1 percent in the Asia Pacific region. In EMEA (Europe, Middle East and Africa), organic sales declined approximately 5.8 percent, as weak economic conditions in Europe led to lower sales of outdoor City Cleaning equipment to municipalities. Excluding these City Cleaning sales, EMEA grew organically by approximately 4.5 percent.
Year to date, consolidated net sales rose 12.3 percent compared with the previous year. The foreign currency exchange impact increased consolidated net sales by approximately 1.0 percent for the first nine months of 2010.

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Page 3—Tennant Company Reports 2010 Third Quarter Results

Tennant’s gross profit margin was 42.6 percent for the 2010 third quarter, up from 42.0 percent in the 2009 third quarter, and within the company’s 2010 target range of 42 percent to 43 percent. Year to date, the gross profit margin was 42.7 percent, up from 41.2 percent for the first nine months of 2009.
Selling and administrative expense (S&A) in the 2010 third quarter totaled $54.2 million, or 32.2 percent of sales, compared to $51.8 million, or 33.5 percent of sales, in the 2009 third quarter. Year to date, S&A expense was $160.5 million, or 33.1 percent of sales, versus adjusted S&A expense of $147.6 million, or 34.2 percent of sales, in the prior-year period. Third quarter 2010 research and development (R&D) spending totaled $7.1 million, or 4.2 percent of sales, up from $5.5 million, or 3.5 percent of sales, a year ago. For the first nine months of 2010, R&D expense was $19.1 million, or 3.9 percent of sales, consistent with the company’s target range.
Tennant’s 2010 third quarter operating profit rose to $10.5 million, or 6.2 percent of sales, from $7.6 million, or 4.9 percent of sales, in the 2009 third quarter. Year to date, the company’s operating profit increased to $27.6 million, or 5.7 percent of sales, compared to an operating loss of $28.8 million, or a negative 6.7 percent of sales, in 2009. Excluding special items, the adjusted operating profit for the first nine months of 2009 was $13.3 million, or 3.1 percent of sales.
For the nine months ended September 30, 2010, Tennant reported net earnings of $17.8 million, or $0.92 per diluted share, on net sales of $484.9 million. Impacting the 2010 nine-month results was one favorable discrete tax item of $0.2 million, or $0.01 per diluted share. Excluding this special item, the company’s 2010 year-to-date net income would have been $17.6 million, or $0.91 per diluted share. In the 2009 nine-month period, the company had a net loss of $33.0 million, or a loss of $1.78 per diluted share, on net sales of $431.7 million. The 2009 nine-month results were affected by two special items from the first quarter: a non-cash pretax goodwill impairment charge of $43.4 million, or a $2.29 loss per diluted share, and a pretax benefit of $1.3 million, or $0.07 per diluted share, from a revision to the reserve for workforce reduction severance and related costs associated with the restructuring program announced in the 2008 fourth quarter. Further, the third quarter 2009 net benefit of $0.8 million, or $0.04 per diluted share, from discrete net favorable tax items, contributed positively to the 2009 year-to-date results. Excluding these special items, the company’s 2009 year-to-date net earnings would have been $7.3 million, or $0.40 per diluted share.

Business Outlook
Based on results year to date, Tennant Company is raising its 2010 full year earnings guidance to the range of $1.25 to $1.35 per diluted share on net sales in the range of $655 million to $665 million. The company's previous guidance anticipated 2010 earnings in the range of $1.00 to $1.30 per diluted share on net sales in the range of $645 million to $665 million. Tennant's 2009 adjusted earnings totaled $0.67 per diluted share on net sales of $596 million.

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Page 4—Tennant Company Reports 2010 Third Quarter Results

Tennant will continue to manage its business conservatively, with a focus on operational excellence and strong cost controls, and make selective investments in key strategic priorities. For the remainder of 2010, the company anticipates steady recovery in North America, strong growth in emerging markets and sluggish conditions in Europe. Additionally, Tennant's 2010 full year financial outlook includes the following expectations:
•	Minimal foreign currency impact on sales for the full year, with a favorable first half impact being offset by an unfavorable second half impact;
•	A gross margin of approximately 42 to 43 percent;
•	Research and development expense of approximately 4 percent of sales; and
•	Capital expenditures in the range of $10 million to $12 million.
The revised earnings guidance excludes the impact of an anticipated one-time tax benefit in the 2010 fourth quarter as a result of a reorganization and realignment of international operations to provide commercial benefits and reporting efficiencies. The reorganization is also expected to provide a more tax-efficient international legal structure that will positively impact the effective tax rate in 2011 and beyond. The exact amount of the one-time tax benefit will not be known until the reorganization closes in the fourth quarter, but it is expected to be significant.
Killingstad concluded, "We expect the trends we’ve seen so far in 2010 to continue in the fourth quarter and look forward to increased sales and profitability. Longer term, we are committed to profitably growing our traditional business and expanding our global leadership position in chemical-free cleaning. We believe that our strategic direction, coupled with strict cost controls, improved operating efficiency and new products, will further enhance our value-creation potential."

Conference Call
Tennant will host a conference call to discuss the third quarter results today, October 26, 2010, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Investor Relations. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile
Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free cleaning technologies; and specialty surface coatings for protecting, repairing and upgrading floors. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit http:\www.tennantco.com.

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Page 5—Tennant Company Reports 2010 Third Quarter Results

Forward-Looking Statements
This document contains certain statements that are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue” or similar words or the negative thereof. These statements do not relate to strictly historical or current facts and provide current expectations of forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. Particular risks and uncertainties presently facing us include: our ability to effectively manage organizational changes; our ability to optimize the allocation of resources to our strategic objectives; the competition in our business; geopolitical and economic uncertainty throughout the world; our ability to acquire, retain and protect proprietary intellectual property rights; our ability to maintain and manage our computer systems and data; the occurrence of a significant business interruption; unforeseen product liability claims or product quality issues; fluctuations in the cost or availability of raw materials and purchased components; our ability to comply with laws and regulations; and the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally. We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Information about factors that could materially affect our results can be found in Part I, Item 1A, Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2009. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.
We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised to consult any further disclosures by us in our filings with the Securities and Exchange Commission and in other written statements on related subjects. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude unusual or non-recurring items. Management believes that the non-GAAP measures provide useful information to investors regarding the company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table.

FINANCIAL TABLES FOLLOW

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Page 6—Tennant Company Reports 2010 Third Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Net Sales	$168,637	$154,427	$484,879	$431,651
Cost of Sales	96,775	89,539	277,715	253,939
Gross Profit	71,862	64,888	207,164	177,712
Gross Margin	42.6%	42.0%	42.7%	41.2%

Operating Expense:
Research and Development Expense	7,114	5,466	19,058	16,837
Selling and Administrative Expense	54,227	51,800	160,463	146,271
Goodwill Impairment Charge	-	-	-	43,363
Total Operating Expense	61,341	57,266	179,521	206,471

Profit (Loss) from Operations	10,521	7,622	27,643	(28,759)
Operating Margin	6.2%	4.9%	5.7%	(6.7%)

Other Income (Expense):
Interest Income	52	96	129	301
Interest Expense	(390)	(726)	(1,219)	(2,290)
Net Foreign Currency Transaction Gains (Losses)	130	353	(432)	145
ESOP Income	-	252	-	740
Other Income (Expense), Net	57	21	115	(27)
Total Other Expense, Net	(151)	(4)	(1,407)	(1,131)

Profit (Loss) Before Income Taxes	10,370	7,618	26,236	(29,890)
Income Tax Expense	2,844	1,835	8,445	3,066

Net Earnings (Loss)	$7,526	$5,783	$17,791	$(32,956)

Earnings (Loss) per Share:
Basic	$0.40	$0.31	$0.95	$(1.78)
Diluted	$0.39	$0.31	$0.92	$(1.78)

Weighted Average Shares Outstanding:
Basic	18,873,249	18,591,713	18,782,404	18,466,989
Diluted	19,402,902	18,954,008	19,299,783	18,466,989

Cash Dividend Declared per Common Share	$0.14	$0.13	$0.42	$0.39

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended			Nine Months Ended
	September 30			September 30
	2010	2009	%	2010	2009	%
Americas	$111,756	$95,957	16.5	$312,023	$264,887	17.8
Europe, Middle East and Africa	38,746	45,192	(14.3)	123,330	131,823	(6.4)
Asia Pacific	18,135	13,278	36.6	49,526	34,941	41.7
Total	$168,637	$154,427	9.2	$484,879	$431,651	12.3

(1)	Net of intercompany sales.

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Page 7—Tennant Company Reports 2010 Third Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)	September 30,	December 31,	September 30,
	2010	2009	2009
ASSETS
Current Assets:
Cash and Cash Equivalents	$33,730	$18,062	$13,938
Accounts Receivable, Net	114,603	121,203	114,650
Inventories	68,541	56,646	60,809
Prepaid Expenses	8,433	10,295	12,055
Deferred Income Taxes, Current Portion	9,988	9,362	8,974
Other Current Assets	33	344	215
Total Current Assets	235,328	215,912	210,641

Property, Plant and Equipment	286,355	287,915	288,500
Accumulated Depreciation	(198,768)	(190,698)	(189,186)
Property, Plant and Equipment, Net	87,587	97,217	99,314

Deferred Income Taxes, Long-Term Portion	6,511	7,911	7,406
Goodwill	20,221	20,181	20,068
Intangible Assets, Net	26,231	29,243	30,094
Other Assets	7,569	7,262	6,544
Total Assets	$383,447	$377,726	$374,067

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$4,066	$4,012	$4,954
Short-Term Borrowings	-	7	389
Accounts Payable	44,494	42,658	37,669
Employee Compensation and Benefits	28,434	28,092	25,620
Income Taxes Payable	969	3,982	3,005
Other Current Liabilities	35,498	37,401	37,454
Total Current Liabilities	113,461	116,152	109,091

Long-Term Liabilities:
Long-Term Debt	27,685	30,192	38,022
Employee-Related Benefits	30,991	31,848	28,774
Deferred Income Taxes, Long-Term Portion	4,665	7,417	11,061
Other Liabilities	7,156	7,838	7,929
Total Long-Term Liabilities	70,497	77,295	85,786

Total Liabilities	183,958	193,447	194,877

Shareholders' Equity:
Preferred Stock	-	-	-
Common Stock	7,105	7,032	7,014
Additional Paid-In Capital	9,878	7,772	7,242
Retained Earnings	204,647	192,584	187,479
Accumulated Other Comprehensive Loss	(22,141)	(23,109)	(20,900)
Receivable from ESOP	-	-	(1,645)
Total Shareholders’ Equity	199,489	184,279	179,190

Total Liabilities and Shareholders’ Equity	$383,447	$377,726	$374,067

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Page 8—Tennant Company Reports 2010 Third Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Nine Months Ended
	September 30
	2010	2009
OPERATING ACTIVITIES
Net Earnings (Loss)	$17,791	$(32,956)
Adjustments to Net Earnings (Loss) to Arrive at Operating Cash Flow:
Depreciation	13,668	14,765
Amortization	2,356	2,409
Deferred Tax (Benefit) Expense	(2,119)	1,384
Goodwill Impairment Charge	-	43,363
Stock-Based Compensation Expense	2,064	1,416
ESOP Expense	-	219
Tax Benefit on ESOP	-	6
Allowance for Doubtful Accounts and Returns	1,206	965
Other, Net	(3)	130
Changes in Operating Assets and Liabilities, Excluding the Impact of Acquisitions:
Accounts Receivable	4,486	8,454
Inventories	(12,561)	6,433
Accounts Payable	2,620	11,679
Employee Compensation and Benefits	96	1,717
Other Current Liabilities	1,167	(5,808)
Income Taxes Payable/Prepaid	(339)	6,738
Other Assets and Liabilities	(248)	(2,494)
Net Cash Provided by Operating Activities	30,184	58,420

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(6,651)	(8,830)
Proceeds from Disposals of Property, Plant and Equipment	566	287
Acquisition of Businesses, Net of Cash Acquired	(26)	(2,162)
Net Cash Used for Investing Activities	(6,111)	(10,705)

FINANCING ACTIVITIES
Change in Short-Term Borrowings, Net	(7)	353
Payment of Long-Term Debt	(3,194)	(56,522)
Purchases of Common Stock	(3,153)	-
Proceeds from Issuance of Common Stock	4,707	333
Tax Benefit on Stock Plans	1,281	11
Dividends Paid	(7,950)	(7,238)
Net Cash Used for Financing Activities	(8,316)	(63,063)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(89)	1

Net Increase (Decrease) in Cash and Cash Equivalents	15,668	(15,347)

Cash and Cash Equivalents at Beginning of Period	18,062	29,285

Cash and Cash Equivalents at End of Period	$33,730	$13,938

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Page 9—Tennant Company Reports 2010 Third Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Net Sales	$168,637	$154,427	$484,879	$431,652

Cost of Sales	96,775	89,539	277,715	253,940
Gross Profit	71,862	64,888	207,164	177,712
Gross Margin	42.6%	42.0%	42.7%	41.2%

Operating Expense:
Research and Development Expense	7,114	5,466	19,058	16,837
Selling and Administrative Expense	54,227	51,800	160,463	146,271
Goodwill Impairment Charge	-	-	-	43,363
Total Operating Expense	61,341	57,266	179,521	206,471

Profit (Loss) from Operations - as reported	$10,521	$7,622	$27,643	$(28,759)
Operating Margin	6.2%	4.9%	5.7%	(6.7%)
Adjustments:
Goodwill Impairment Charge	-	-	-	43,363
Workforce Reduction Reserve Revision	-	-	-	(1,328)
Profit (Loss) from Operations - as adjusted	$10,521	$7,622	$27,643	$13,276
Operating Margin	6.2%	4.9%	5.7%	3.1%

Other Income (Expense):
Interest Income	52	96	129	301
Interest Expense	(390)	(726)	(1,219)	(2,290)
Net Foreign Currency Transaction Losses	130	353	(432)	145
ESOP Income	-	252	-	740
Other Income, Net	57	21	115	(27)
Total Other Expense, Net	(151)	(4)	(1,407)	(1,131)

Profit (Loss) Before Income Taxes - as reported	$10,370	$7,618	$26,236	$(29,890)
Adjustments:
Goodwill Impairment Charge	-	-	-	43,363
Workforce Reduction Reserve Revision	-	-	-	(1,328)
Profit Before Income Taxes - as adjusted	$10,370	$7,618	$26,236	$12,145

Income Tax Expense - as reported	$2,844	$1,835	$8,445	$3,066
Adjustments:
Goodwill Impairment Charge	-	-	-	1,074
Workforce Reduction Reserve Revision	-	-	-	(79)
Discrete Tax Items	224	826	224	826
Income Tax Expense - as adjusted	$3,068	$2,661	$8,669	$4,887

Net Earnings (Loss) - as reported	$7,526	$5,783	$17,791	$(32,956)
Adjustments:
Goodwill Impairment Charge	-	-	-	42,289
Workforce Reduction Reserve Revision	-	-	-	(1,249)
Discrete Tax Items	(224)	(826)	(224)	(826)
Net Earnings - as adjusted	$7,302	$4,957	$17,567	$7,258

Earnings per Share:
Basic	$0.40	$0.31	$0.95	$(1.78)
Diluted Earnings (Loss) per Share - as reported	$0.39	$0.31	$0.92	$(1.78)
Adjustments:
Goodwill Impairment Charge	-	-	-	2.29
Workforce Reduction Reserve Revision	-	-	-	(0.07)
Discrete Tax Items	(0.01)	(0.04)	(0.01)	(0.04)

Diluted Earnings per Share - as adjusted	$0.38	$0.27	$0.91	$0.40

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Page 10—Tennant Company Reports 2010 Third Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Full
Year
2009

Diluted Earnings (Loss) per Share - as reported	$(1.42)
Adjustments:
Goodwill Impairment Charge	2.29
Workforce Reduction Reserve Revision	(0.07)
Foreign Currency Loss from UK Business Reorganization	0.02
Tax Benefit from UK Business Reorganization	(0.12)
Discrete Tax Items	(0.03)

Diluted Earnings (Loss) per Share - as adjusted	$0.67